Exhibit 4.18

ab

High-trigger loss-absorbing additional tier 1 capital instrument

Issuer	UBS Group AG
ISIN	CH0495570928
Issue Date	04.09.2019
Currency	SGD
Nominal (million)	750.0
Interest Rate	4.85% [1]
Maturity Date	perpetual
First Call Date	04.09.2024

1 Rate subject to change after first call date.

TERMS AND CONDITIONS OF THE NOTES

The terms and conditions of the Tier 1 Capital Notes issued by UBS Group AG are as follows:

1.                  DEFINITIONS

"Additional Amounts" has the meaning assigned to such term in clause (b) of Condition 8 (Taxation).

"Additional  Tier  1  Capital"  means,  at  any  time,  any  item  that  qualifies  as  additional  tier  1  capital (zusätzliches Kernkapital) under National Regulations at such time.

"Adjustment Spread" means, with respect to any Alternative Benchmark Rate determined in accordance with the provisions of clause (c) of Condition 4 (Interest), a spread (which may be positive or negative), or a formula or methodology for calculating such a spread, applied to such Alternative Benchmark Rate in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to Holders as a result of the replacement of the Existing Benchmark Rate with such Alternative Benchmark Rate.

"Affected Reset Interest Period" has the meaning assigned to such term in subclause (c)(i) of Condition 4 (Interest).

"Agency  Agreement"  means  the  Agency  Agreement  dated  as  of  the  Issue  Date,  among  the  Issuer, the Principal Paying Agent, the Calculation Agent and the other agents from time to time party thereto, as amended, supplemented or otherwise modified from time to time.

"Alignment Event" has the meaning assigned to such term in clause (a) of Condition 11 (Substitution and Amendment).

"Alternative Benchmark Rate" has the meaning assigned to such term in subclause (c)(i) of Condition 4 (Interest).

"Alternative Loss Absorption Date" has the meaning assigned to such term in clause (f) of Condition 6 (Contingent Write-down).

"Alternative Relevant Page" has the meaning assigned to such term in clause (c)(v)(A) of Condition 4 (Interest).

"Alternative Relevant Time" has the meaning assigned to such term in clause (c)(v)(A) of Condition 4 (Interest).

"Auditor"  means  the  accounting  firm  (i)  appointed  by  the  Board  of  Directors  of  the  Group  Holding Company or the shareholders of the Group Holding Company, as the case may be, to provide, among other things, audit and/or review opinions on the Group Holding Company's financial statements, and  (ii)  approved  by  the  FINMA  in  accordance  with  the  Financial  Market  Supervisory Act (Finanzmarktaufsichtsgesetz) of 22 June 2007, as amended from time to time.

"Authorised Signatories" means any two authorised officers of the Issuer signing jointly.

"Balance Sheet Date" means (i) with respect to any Ordinary Publication Date, the cut-off date for the measurement of the CET1 Ratio in the Quarterly Financial Accounts published on such Ordinary Publication  Date,  and  (ii)  with  respect  to  any  Extraordinary  Publication  Date,  the  cut-off date for  the  Reviewed  Interim  Measurement  published  upon  the  instruction  of  the  FINMA  on  such Extraordinary Publication Date.

"Bankruptcy Event" means any of the following events with respect to the Issuer: (i) the adjudication of bankruptcy (Konkurseröffnung) pursuant to articles 171, 189, 190, 191 or 192 of the DEBA,  including,  without  limitation,  in  connection  with  article  725a  of  the  Swiss  Code,  (ii)  the granting of a provisional or definitive stay of execution (provisorische oder definitive Nachlassstundung) pursuant to article 293 et seq. of the DEBA, (iii) the ordering of restructuring proceedings (Sanierungsverfahren) pursuant to articles 28 to 32 of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such  as  UBS Group AG,  and/or  (iv)  the  ordering  of  liquidation  proceedings

(Liquidation) pursuant to articles 33 to 37g of the FBA or pursuant to any successor or analogous Swiss law or  regulation  applicable  to  bank  holding companies  in  Switzerland  such  as  UBS Group  AG;  provided,  however,  that  none  of  the  following  will  constitute  a  Bankruptcy  Event:

(x) mere debt collection proceedings (Betreibungsverfahren) pursuant to article 38 et seq. of the DEBA, (y) proceedings in connection with a freezing order (Arrestverfahren) pursuant  to  article 271 et seq. of the DEBA, and/or (z) the institution of protective measures (Schutzmassnahmen) pursuant to article 26 of the FBA or pursuant to any successor or analogous Swiss law or  regulation  applicable  to  bank  holding  companies  in  Switzerland  such  as UBS  Group  AG,  including,  in  the  case  of  each  of  subclauses  (x),  (y)  and  (z),  any  steps  (other  than any steps described in clauses (i) through (iv) of this definition) taken under or in connection therewith.

"BIS  Regulations"  means,  at  any  time,  the  capital  adequacy  standards  and  guidelines  promulgated by the Basel Committee on Banking Supervision, as implemented by the FINMA in Switzerland at such time.

"BIS Risk Weighted Assets" means, as of any Balance Sheet Date, the aggregate amount, in US dollars, of risk-weighted assets of the Group as of such Balance Sheet Date, as determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as  of  such  Balance Sheet Date,  and  as  (i)  disclosed  in  the  Quarterly  Financial  Accounts published on  the  relevant  Ordinary  Publication  Date  or  (ii)  may  be  disclosed  as  a  component  of  the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance doubt, the term "risk-weighted assets" as used in this definition has the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

"Business  Day"  means  a  day  (other  than  a  Saturday  or  a  Sunday)  on  which  commercial  banks  and foreign exchange markets settle payments and are open for general business (including, without limitation, dealing in foreign exchange and foreign currency deposits) in London, Singapore and Zurich.

"Calculation Agent" means UBS AG, in its capacity as calculation agent for the Notes, and includes any successor Calculation Agent appointed in accordance with the terms of the Agency Agreement.

"Calculation Amount" means SGD 250,000.

"Calculation Period" means the relevant period for which interest is to be calculated from (and including) the first day in such period to (but excluding) the last day in such period.

"Capital Adequacy Ordinance" means the Ordinance concerning Capital Adequacy and Risk Diversification for  Banks  and  Securities  Dealers,  which  entered  into  force  on  1  January  2013,  and as amended from time to time, or any successor Swiss law or regulation.

"CET1 Capital" means, as of any Balance Sheet Date, the aggregate amount, in US dollars, of items that  constitute  common  equity  tier  1  capital  of  the  Group  as  of  such  Balance  Sheet  Date,  less any deductions  from  common  equity  tier  1  capital  required  to  be  made,  in  each  case  as  determined by the  Group  Holding  Company  pursuant  to  the  BIS  Regulations  applicable  to  the  Group  Holding Company as  of  such  Balance  Sheet  Date,  and  as  (i) disclosed in  the  Quarterly  Financial Accounts published on  the  relevant  Ordinary  Publication  Date  or  (ii)  may  be  disclosed  as  a  component  of  the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance of doubt, the term "common equity tier 1 capital" as used in this definition has the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

"CET1 Ratio" means, as of any Balance Sheet Date, the CET1 Capital as of such Balance Sheet Date, divided by the BIS Risk Weighted Assets as of such Balance Sheet Date, expressed as a percentage, such  ratio  (or  the  components  thereof)  as  determined  by  the  Group  Holding  Company, and (i) as disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) constituting (or as disclosed in) the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable.

"Compliant  Securities" means securities  issued  by  UBS  Group  AG  or  any  of  its  subsidiaries  that have economic terms not materially less favourable to a Holder than these Terms and Conditions (as reasonably determined by the Issuer), provided that

(a)                  such  securities  (A)  include  terms  that  provide  for  the  same  interest  rate  and  principal  from time to time applying to the Notes, (B) rank pari passu with the Notes and (C) preserve any existing rights under these Terms and Conditions to any accrued and unpaid interest that has not been satisfied;

(b)                  where such securities are issued by a subsidiary of UBS Group AG, UBS Group AG has irrevocably and unconditionally guaranteed to the holders of the relevant security, on a subordinated basis corresponding mutatis mutandis to Condition 3 (Status and Subordination), the due and punctual payment of all amounts due and payable by such subsidiary under,  or  in  respect  of,  such  securities  pursuant  to  article  111  of  the  Swiss  Code;

(c)                  where the Notes that have been substituted or amended were listed immediately prior to their substitution or amendment, the relevant securities are listed on (A) the SIX Swiss Exchange or (B) such other internationally recognised stock exchange selected by the Issuer; and

(d)                  where the Notes that have been substituted or amended were rated by a rating agency immediately prior to such substitution or amendment, each such rating agency has ascribed, or  announced  its  intention  to  ascribe  and  publish,  an  equal  or  higher  rating  to  the relevant securities.

"Contingent  Write-down"  means  the  events  described  in  subclauses  (i)  through  (iii)  of  clause  (d) of Condition 6 (Contingent  Write-down).

"Day Count Fraction" means, in respect of any period, the number of days from (and including) the first day of such period to (but excluding) the last day of such period divided by 365.

"DEBA" means the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended from time to time.

"Distributable Items" means, in respect of an Interest Payment Date, the aggregate of (i) net profits carried forward and (ii) freely distributable reserves, in each case, less any amounts that must be contributed to legal reserves under applicable law, all in UBS Group AG's reporting currency and as appearing in the Relevant Accounts.

"Event  of  Default"  has  the  meaning  assigned  to  such  term  in  clause  (a)  of  Condition  10  (Events  of Default).

"Existing Benchmark Rate" has the meaning assigned to such term in clause (c) of Condition 4 (Interest).

"Extraordinary Publication Date" means the Business Day on which a Reviewed Interim Measurement is published upon the instruction of the FINMA, after the FINMA has determined that the  conditions  for  issuing  a  Trigger  Event  Write-down  Notice  in  accordance  with  Condition  6 (Contingent Write-down) have been met.

"Extraordinary Trigger Event Notice Date" has the meaning assigned to such term in subclause (b)(i) of Condition 6 (Contingent Write-down).

"FBA" means the Swiss Federal Act on Banks and Savings Institutions of 8 November 1934, as amended from time to time.

"FINMA" means the Swiss Financial Market Supervisory Authority FINMA and any successor thereto.

"First Call Date" means 4 September 2024.

"Fixed Interest Rate" means 4.85 per cent. per annum.

"Former Residence" has the meaning assigned to such term in subclause (a)(v) of Condition 13 (Issuer Substitution).

"Going-Concern LR Requirement" means a requirement under National Regulations for systemically relevant banks (systemrelevante Banken) to hold a minimum amount of going- concern capital (Eigenmittel zur ordentlichen Weiterführung der Bank), which amount is set by reference to the leverage ratio (Höchstverschuldungsquote) of such bank.

"Going-Concern RWA Requirement" means a requirement under National Regulations for systemically relevant banks (systemrelevante Banken) to hold a minimum amount of going- concern capital (Eigenmittel zur ordentlichen Weiterführung der Bank), which amount is set by reference to the risk weighted assets (risikogewichtete Positionen) of such bank.

"Group"  means,  at  any  time,  the  Group  Holding  Company  and  all  its  subsidiaries  and  other  entities that are  included  in  the  Group  Holding  Company's  consolidated  capital  adequacy  reports  prepared pursuant to National Regulations.

"Group Holding Company" means, at any time, the top Swiss holding company at such time of the financial group to which UBS Group AG belongs for purposes of preparing consolidated capital adequacy  reports  pursuant  to  National  Regulations.  As  at  the  Issue  Date,  the  Group  Holding Company is UBS Group AG.

"Higher-Trigger  Amount"  means,  as  of  any  Publication  Date,  the  sum  of  (i)  the  maximum  portion of the  aggregate  principal  amount,  in  US  dollars,  of  all  Higher-Trigger  Contingent  Capital,  if  any, outstanding on  the  relevant  Balance  Sheet  Date  that  could  be  converted  into  equity  and/or  fully  or partially written down, or otherwise operate to increase the CET1 Capital, if a Higher-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, and (ii) the maximum portion of the aggregate principal amount, in US dollars, of all Higher-Trigger Contingent Capital, if any, issued after the relevant Balance Sheet Date, but prior to such Publication Date, that could be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, if a Higher-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, in the case of each of clauses (i) and (ii), as  determined  by  UBS  Group  AG.  For  purposes  of  clause  (ii)  of  this  definition  and,  in  the  case of an Extraordinary Publication Date, clause (i) of this definition, the aggregate principal amount of any  Higher-Trigger  Contingent  Capital  that  is  not  denominated  in  US  dollars  will  be  converted into US dollars at the applicable prevailing exchange rate on the last Business Day preceding the relevant Publication  Date,  as  determined  by  UBS  Group  AG.  In  the  case  of  an  Ordinary  Publication Date, for purposes of clause (i) of this definition, the aggregate principal amount of any Higher- Trigger Contingent  Capital  that  is  not  denominated  in  US  dollars  will  be  converted  into  US  dollars at the applicable exchange rate used for such purposes in the relevant Quarterly Financial Accounts.

"Higher-Trigger Contingent Capital" means any instrument issued by, or any other obligation of, any  member  of  the  Group  that  (i)  is  issued  or  owed  to  holders  that  are  not  members  of  the  Group and (ii)  is  required  pursuant  to  its  terms  to  be  converted  into  equity  and/or  fully  or  partially  written down, or otherwise operating to increase the CET1 Capital, when the CET1 Ratio (or equivalent capital measure  of  the  Group  described  in  the  terms  and  conditions  thereof)  falls  below  a  threshold that is higher than the Write-down Threshold (with respect to the relevant Higher-Trigger Contingent Capital, its "Higher-Trigger  Threshold").

"Higher-Trigger Threshold" has the meaning assigned to such term in the definition of the term "Higher-Trigger Contingent Capital".

"Higher-Trigger Write-down/Conversion Date" has the meaning assigned to such term in the definition of the term "Higher-Trigger Write-down/Conversion Notice".

"Higher-Trigger Write-down/Conversion Notice" means a notice delivered pursuant to the terms of any Higher-Trigger Contingent Capital that notifies the  holders  thereof  that  the CET1 Ratio (or similar measure or other event described in the terms and conditions of such Higher-Trigger Contingent Capital) has fallen below its Higher-Trigger Threshold and, consequently, that such Higher-Trigger Contingent Capital will be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, as applicable, as of a particular date (such date, the "Higher-Trigger Write-down/Conversion Date"). For the avoidance of  doubt,  if  the  terms  and  conditions  of  such  Higher-Trigger  Contingent  Capital  permit the FINMA to waive the conversion into equity and/or write-down of such Higher-Trigger Contingent Capital  notwithstanding  the  fact  that  the  CET1  Ratio  (or  similar  measure  or  other  event described in  the  terms  and  conditions  of  such  Higher-Trigger  Contingent  Capital)  has  fallen  below Higher-Trigger Threshold,  the  non-issuance  of  such  a  waiver  by  the  FINMA  between  the  relevant Publication Date and the Trigger Event Notice Date shall be deemed equivalent to the delivery of a Higher-Trigger Write-down/Conversion Notice for purposes of subclause (b)(ii) of Condition 6 (Contingent  Write-down).

"Holder"  means,  with  respect  to  any  Note,  the  person  or  persons  holding  such  Note  in  a  securities account (Effektenkonto) that is in its or their name, or, in the case of intermediaries (Verwahrungsstellen), the intermediary or intermediaries holding the Notes for its or their own account in a securities account (Effektenkonto) that is in its or their name.

"Independent  Adviser"  means  an  independent  financial  institution  of  international  repute  or  other independent financial adviser experienced in the international capital markets, in each case, appointed by the Issuer at its own expense.

"Independent Adviser Determination Cut-off Date" has the meaning assigned to such term in subclause (c)(i) of Condition 4 (Interest).

"Interest  Payment  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (a)(ii)  of  Condition  4 (Interest).

"Interest Period" means each period beginning on (and including) an Interest Payment Date (or, in the  case  of  the  first  Interest  Period,  the  Issue  Date)  and  ending  on  (but  excluding)  the  next  Interest Payment Date.

"Interest Rate" means the Fixed Interest Rate and/or Reset Interest Rate, as the case may be.

"Intermediary" has the meaning assigned to such term in clause (b) of Condition 2 (Amount and Denomination; Form and Transfer).

"Intermediated Securities" has the meaning assigned to such term in clause (b) of Condition 2 (Amount and Denomination; Form and Transfer).

"Issue Date" means 4 September 2019.

"Issuer" means UBS Group AG in its capacity as issuer of the Notes.

"Junior Obligations" means (i) all classes of share capital and participation securities (if any) of the Issuer and (ii) all other obligations of the Issuer that rank, or are expressed to rank, junior to claims in respect of the Notes and/or any Parity Obligation.

"Margin" means 3.372 per cent. per annum.

"National Regulations" means, at any time, (i) the Swiss national banking and capital adequacy laws, and (ii) the capital adequacy regulations promulgated by the Swiss Federal Council (Bundesrat) or the FINMA and the interpretation thereof by the FINMA or any other competent Swiss authority, in the case of each of clauses (i) and (ii), directly applicable to UBS Group AG (and/or, if different, the Group Holding Company) and/or the Group at such time.

"New Residence" has the meaning assigned to such term in subclause (a)(i)(E) of Condition 13 (Issuer Substitution).

"Notes" means the SGD 750,000,000 4.85 per cent. Tier 1 Capital Notes issued by the Issuer on the Issue Date.

"Ordinary Publication Date" means each Business Day on which Quarterly Financial Accounts are published.

"Ordinary Shares" means the registered ordinary shares of UBS Group AG.

"Ordinary  Trigger  Event  Notice  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (b)(i) of Condition 6 (Contingent  Write-down).

"Parity Obligations" means (i) all obligations of the Issuer in respect of Tier 1 Instruments (excluding any such obligations that rank, or are expressed to rank, junior to claims in respect of the Notes),  and  (ii)  any  other  securities  or  obligations  (including,  without  limitation,  any  guarantee, credit support agreement or similar undertaking) of the Issuer that rank, or are expressed to rank, pari passu with claims in respect of the Notes and/or any Parity Obligation.

"Paying Agent" has the meaning assigned to such term in clause (b) of Condition 7 (Payments).

"Payment  Business  Day"  means  a  day  (other  than  a  Saturday  or  a  Sunday)  on  which  commercial banks and  foreign  exchange  markets  settle  payments  and  are  open  for  general  business  (including, without limitation, dealing in foreign exchange and foreign currency deposits) in London and Singapore.

"Permitted Transactions" means:

(a)                  repurchases,  redemptions  or  other  acquisitions  of  any  Ordinary  Shares  in  connection  with

(x) any employment contract, benefit plan or similar arrangement with, or for the benefit of, any employees, officers, directors or consultants of any member of the Group, (y) a dividend reinvestment or shareholder share purchase plan or (z) the issuance of any Ordinary Shares (or securities convertible into, or exercisable for, Ordinary Shares) as consideration for an acquisition consummated by any member of the Group;

(b)                  market-making  in  Ordinary  Shares  as  part  of  the  securities  business  of  any  member  of  the Group;

(c)                  purchases of fractional interests in any Ordinary Shares pursuant to the conversion or exchange provisions of (x) such Ordinary Shares or (y) any security convertible into, or exercisable for, Ordinary Shares;

(d)                  redemptions or repurchases of Ordinary Shares pursuant to any shareholders' rights plan; and

(e)                  distributions in cash or in kind on, or repurchases, redemptions or other acquisitions of, any Ordinary  Shares  as  a  part  of  any  solvent  reorganisation,  reconstruction,  amalgamation or merger of any member of the Group, so long as such member (or the successor entity resulting from  such  reorganisation,  reconstruction,  amalgamation  or  merger)  continues  to be a member of the Group.

"Principal  Paying  Agent"  means  UBS  AG,  in  its  capacity  as  principal  paying  agent  for  the  Notes, and includes any successor Principal Paying Agent appointed in accordance with the terms of the Agency Agreement.

"Public Sector" means the government of, or a governmental agency or the central bank in, the country of incorporation of the Group Holding Company.

"Publication  Date"  means  an  Ordinary  Publication  Date  or  an  Extraordinary  Publication  Date,  as the case may be.

"Quarterly Financial Accounts" means (i) the financial statements of the Group (including, without limitation, the notes thereto) in respect of a financial quarter published by the Group Holding Company,  which  have  been  reviewed  by  the  Auditor  in  accordance  with  the  International Standards on  Auditing;  provided,  however,  that,  if  the  financial  statements  of  the  Group  in  respect of the last quarter of any year are not so reviewed, the term "Quarterly Financial Accounts" in respect of  such  quarter  will  mean  instead  the  annual financial statements  of  the  Group  (including, without limitation, the notes thereto) in respect of such year, which have been audited by the Auditor in  accordance  with  the  International  Standards  on  Auditing  and  are  published  in  the  annual report of the Group Holding Company for such year, or (ii) in the event that the Group does not publish quarterly financial statements as described in clause (i) of this definition, the financial disclosures published  by  the  Group  pursuant  to  and  in  compliance  with  FINMA  Circular  2016/01 "Capital Adequacy  Disclosures  Banks",  as  amended  from  time  to  time,  or  pursuant  to  and  in compliance with any successor circular or regulation applicable to the Group Holding Company, provided that such financial disclosures are published for each financial quarter and the interim earnings included in such disclosures have been reviewed by the Auditor in accordance with International Standards on Auditing.

"Redemption Date" has the meaning assigned to such term in subclause (e)(i) of Condition 5 (Redemption and Purchase).

"Redemption Notice" has the meaning assigned to such term in subclause (e)(i) of Condition 5 (Redemption and Purchase).

"Reference Rate" means, in relation to a Reset Interest Period and the Reference Rate Determination Date in relation to such Reset Interest Period:

(a)                  the  rate  appearing  under  the  column  headed  "ASK"  for  a  maturity  of  five  years  that  appears under the caption "Tullett Prebon – Rates – Interest Rate Swaps – Asia Pac – SGD" on the Relevant Page as of the Relevant Time on such Reference Rate Determination Date; or

(b)                  if  such  rate  does  not  appear  on  the  Relevant  Page  at  the  Relevant  Time  on  such  Reference Rate Determination Date, the Reset Reference Bank Rate on such Reference Rate Determination Date.

"Reference Rate Determination Date" means, in relation to a Reset Interest Period, the day falling two  Business  Days  prior  to  the  Reset  Date  on  which  such  Reset  Interest  Period  commences.

"Regulatory Event" has the meaning assigned to such term in subclause (d)(ii) of Condition 5 (Redemption and Purchase).

"Relevant  Accounts"  means,  in  respect  of  any  Interest  Payment  Date,  the  most  recently  published audited unconsolidated  annual  financial  statements  of  UBS  Group  AG  prepared  in  accordance  with the Swiss Code.

"Relevant Date" means, with respect to any payment, (i) the date on which such payment first becomes due  under  the  Notes  (the  "Scheduled  Due  Date"),  or  (ii)  if  the  full  amount  of  the  money payable on the Scheduled Due Date has not been received by the Principal Paying Agent on or before the Scheduled Due Date, the date on which the full amount of the money due on the Scheduled Due Date has been received by the Principal Paying Agent.

"Relevant Page" means Bloomberg Screen TPIS or such other page as may replace it on Bloomberg or,  as  the  case  may  be,  on  such  other  information  service  that  may  replace  Bloomberg, in each  case,  as  may  be  nominated  by  the  person  providing  or  sponsoring  the  information  appearing there for the purpose of displaying rates comparable to the Reference Rate.

"Relevant Time" means 11:00 a.m. (Singapore time).

"Relevant Swiss Issuer" means, at any time, any bank, or any member of a banking group (including, without  limitation,  the  Group),  that  is  subject  to  a  Going-Concern  LR  Requirement  and a Going-Concern RWA Requirement at such time.

"Reset Date" means the First Call Date and each day that falls on the fifth anniversary of the immediately preceding Reset Date.

"Reset Interest Amount" has the meaning assigned to such term in clause (b) of Condition 4 (Interest).

"Reset Interest Period" means each period from (and including) any Reset Date and ending on (but excluding) the next Reset Date.

"Reset Interest Rate" means, in relation to any Reset Interest Period, the sum of the Margin and the Reference Rate in relation to such Reset Interest Period.

"Reset  Reference  Bank  Rate"  means,  in  relation  to  a  Reset  Interest  Period  and  the  Reference  Rate Determination Date  in  relation  to  such  Reset  Interest  Period,  the  percentage  rate  determined  by  the Calculation Agent as follows:

(a)                  the Calculation Agent will request the principal Singapore offices of each of the Reset Reference Banks to provide it with such Reset Reference Bank's swap offer rates for a duration of  five  years  at  close  of  business  in  Singapore  on  the  Business  Day  immediately following the Reference Rate Determination Date; and

(b)                  if at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations provided, eliminating the highest quotation (or, in the event of  equality,  one  of  the  highest)  and  the  lowest  quotation  (or,  in  the  event  of  equality, one of the lowest);

(c)                  if  only  two  quotations  are  provided,  the  Reset  Reference  Bank  Rate  will  be  the  arithmetic mean of the quotations provided; and

(d)                  if only one quotation is provided, the Reset Reference Bank Rate will be the quotation provided; and

(e)                  if  no  quotations  are  provided,  the  Reset  Reference  Bank  Rate  for  the  relevant  Reset  Interest Period will be (i) in the case of each Reset Interest Period other than the Reset Interest Period commencing on the First Call Date, the Reference Rate in respect of the immediately preceding  Reset  Interest  Period,  or  (ii)  in  the  case  of  the  Reset  Interest  Period commencing on the First Call Date, 4.85 per cent. per annum.

"Reset  Reference  Banks"  means  five  major  banks  in  the  Singapore  interbank  market,  as  selected by the Issuer after consultation with the Calculation Agent.

"Reviewed Interim Measurement" means an interim measurement of the CET1 Ratio, with respect to which the Auditor has performed procedures in accordance with the International Standard on Related Services (and relevant Swiss standards and practices) applicable to agreed- upon procedures engagements.

"Scheduled Due Date" has the meaning assigned to such term in the definition of the term "Relevant Date".

"Senior Obligations" means all obligations of the Issuer that are unsubordinated or that are subordinated and do not constitute either Junior Obligations or Parity Obligations.

"SGD" means Singapore dollars.

"Substitute  Issuer"  has  the  meaning  assigned  to  such  term  in  subclause  (a)  of  Condition  13  (Issuer Substitution).

"Substitution Documents" has the meaning assigned to such term in subclause (a)(iv) of Condition 13 (Issuer Substitution).

"Substitution  or  Amendment  Effective  Date"  has  the  meaning  assigned  to  such  term  in  subclause (a)(iii) of Condition 11 (Substitution and Amendment).

"Substitution  or  Amendment  Notice"  has  the  meaning  assigned  to  such  term  in  subclause  (a)(iii) of Condition 11 (Substitution and Amendment).

"Swiss Code" means the Swiss Code of Obligations, as amended from time to time.

"Tax Event" has the meaning assigned to such term in subclause (c)(ii) of Condition 5 (Redemption and Purchase).

"Tax Jurisdiction" means Switzerland.

"Taxes" has the meaning assigned to such term in clause (a) of Condition 8 (Taxation).

"Tier 1 Capital" means Additional Tier 1 Capital or any item that qualifies as common equity tier 1 capital pursuant to National Regulations.

"Tier 1 Instruments" means any and all (i) securities or other obligations (other than Tier 1 Shares) issued by UBS Group AG or (ii) shares, securities, participation securities or other obligations (other than Tier 1 Shares) issued by a subsidiary of UBS Group AG and having the benefit of  a  guarantee,  credit  support  agreement  or  similar  undertaking  of  UBS  Group  AG,  each  of which shares,  securities,  participation  securities  or  other  obligations  described  in  clauses  (i)  and

(ii) of this definition qualify, or are issued in respect of a security that qualifies, as Tier 1 Capital of the Group and/or UBS Group AG (without regard to quantitative limits on such capital) on a consolidated (Finanzgruppe) or on an unconsolidated (Einzelinstitut) basis.

"Tier 1 Shares" means all classes of share capital and  participation  certificates  (if any)  of UBS Group  AG  or  any  subsidiary  of  UBS  Group  AG  that  qualify  as  common  equity  tier 1 capital of the  Group  and/or  UBS  Group  AG  under  National  Regulations  on  a  consolidated  (Finanzgruppe) or on an unconsolidated (Einzelinstitut)  basis.

"Trigger  Breach  Determination  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (b)(i) of Condition 6 (Contingent  Write-down).

"Trigger  CET1  Ratio" means, as  of  any  Publication  Date, (i) the sum  of  (x)  the  CET1  Capital  as of the  relevant  Balance  Sheet  Date  and  (y)  the  Higher-Trigger  Amount  as  of  such  Publication  Date, divided by (ii) the BIS Risk Weighted Assets as of the relevant Balance Sheet Date, expressed as a percentage.

"Trigger Event" has the meaning assigned to such term in subclause (a)(ii) of Condition 6 (Contingent Write-down).

"Trigger Event Notice Date" means an Ordinary Trigger Event Notice Date or an Extraordinary Trigger Event Notice Date, as the case may be.

"Trigger  Event  Write-down  Date"  has  the  meaning  assigned  to  such  term  in  the  definition  of  the term "Trigger Event Write-down Notice".

"Trigger Event Write-down Notice" means, with respect to any Publication Date, a notice

(i) stating  that  (x)  the  Trigger  CET1  Ratio  as  of  such  Publication  Date  is  less  than  the  Write-down Threshold, and (y) a Contingent Write-down will take place and (ii) specifying the date on which the Contingent  Write-down  will  take  place,  which  date  shall,  subject  to  postponement  pursuant  to subclause (b)(ii)  of  Condition  6  (Contingent  Write-down),  be  no  later  than  ten  Business  Days  after the date of such notice (the "Trigger Event Write-down Date").

"Viability Event" has the meaning assigned to such term in subclause (c)(ii) of Condition 6 (Contingent Write-down).

"Viability  Event  Write-down  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (c)(i)  of Condition 6 (Contingent  Write-down).

"Viability  Event  Write-down  Notice"  has  the  meaning  assigned  to  such  term  in  subclause (c)(ii) of Condition 6 (Contingent  Write-down).

"Write-down  Date"  means,  with  respect  to  any  Contingent  Write-down,  the  Trigger  Event  Write- down Date or Viability Event Write-down Date, as applicable.

"Write-down Notice" means, with respect to any Contingent Write-down, the relevant Trigger Event Write-down Notice or Viability Event Write-down Notice, as applicable.

"Write-down Notice Date" means, with respect to any Contingent Write-down, the date of the relevant Write-down Notice.

"Write-down Threshold" means 7 per cent.

2.                  AMOUNT AND DENOMINATION; FORM AND TRANSFER

(a)                  Amount and denomination

The initial  aggregate  principal  amount  of  the  Notes  will  be  SGD  750,000,000.  The  Notes will be issued to Holders in minimum denominations of SGD 250,000 and integral multiples of SGD 250,000 in excess thereof. The principal amount of the Notes may be written down  in  the  circumstances  and  in  the  manner  described  in  Condition  6  (Contingent Write-down). The Notes may only be held and transferred in minimum denominations of SGD 250,000 and integral multiples of SGD 250,000 in excess thereof.

(b)                  Uncertificated  securities

The Notes are issued in uncertificated form as uncertificated securities (Wertrechte) in accordance with  article  973c  of  the  Swiss  Code.  The  uncertificated  securities  (Wertrechte) will be created by the Issuer by means of a registration in its register of uncertificated securities (Wertrechtebuch). Such uncertificated securities will then be entered into the main register (Hauptregister) of SIX SIS Ltd or any other intermediary in Switzerland recognised for  such  purposes  by  SIX  Swiss  Exchange  Ltd  (SIX  SIS  Ltd  or  any  such  other intermediary, the  "Intermediary").  Once  the  uncertificated  securities  are  registered  in  the main register (Hauptregister) of the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) within the meaning of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz) ("Intermediated  Securities").

So long as the Notes are Intermediated Securities, the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in the Intermediary.

Neither the Issuer nor any Holder nor any other person shall at any time have the right to effect or demand the conversion of the uncertificated securities (Wertrechte) into, or the delivery of, a global note (Globalurkunde) or definitive Notes (Wertpapiere).

3.                  STATUS AND SUBORDINATION

(a)                  Status

The Notes  constitute  direct,  unsecured  and  subordinated  obligations  of  the  Issuer  and  rank pari passu and without any preference among themselves. The rights and claims of the Holders against the Issuer under the Notes are subordinated as described in clause (b) of this Condition 3.

(b)                  Subordination

In the event of (i) a Bankruptcy Event or (ii) an order being made, or an effective resolution being passed, for the liquidation or winding-up of the Issuer (except, in any such case, a solvent liquidation or winding-up of the Issuer solely for the purposes of a reorganisation, reconstruction  or  amalgamation  of  the  Issuer  or  the  substitution  in  place  of the Issuer of a successor in business to the Issuer, the terms of which reorganisation, reconstruction, amalgamation  or  substitution  (x)  have  previously  been  approved  by  a  valid resolution of the Holders and (y) do not provide that the Notes shall become redeemable in accordance with these Terms and Conditions), the rights and claims of the Holders against the  Issuer  in  respect  of  or  arising  under  (including,  without  limitation,  any  damages awarded for  breach  of  any  obligation  under)  the  Notes  will,  subject  to  any  obligations  that are mandatorily  preferred  by  law,  rank  (A) junior to  the  rights  and  claims  of  all  holders  of Senior Obligations, (B) pari passu with the rights and claims of holders of Parity Obligations and (C) senior to the rights and claims of holders of Junior Obligations.

(c)                  Claims subject to a Contingent Write-down

Any claim of any Holder in respect of or arising under the Notes (including, without limitation, any  claim  in  relation  to  any  unsatisfied  payment  obligation  of  the  Issuer  subject to enforcement by any Holder pursuant to Condition 10 (Events of Default) or in relation to the occurrence of any other Event of Default) will be subject to, and superseded by, clause (d) of Condition 6 (Contingent Write-down), irrespective of whether the relevant Write-down Notice  has  been  given  prior  to  or  after  the  occurrence  of  an  Event  of  Default or any other event.

4.                  INTEREST

(a)                  Interest Payment Dates

(i)                Subject to Condition 6 (Contingent Write-down) and clause (i) of this Condition  4,  the  Notes  will  bear  interest  on  their  principal  amount  (A)  from  (and including) the Issue Date to (but excluding) the First Call Date, at the Fixed Interest Rate, and (B) thereafter, at the applicable Reset Interest Rate.

(ii)               Subject to Condition 6 (Contingent Write-down) and clause (j) of this Condition 4, interest on the Notes will be payable semi-annually in arrear on 4 September and 4 March of each year (each, an "Interest Payment Date"), commencing on 4 March 2020.

(b)                  Determination of Reference Rate in relation to a Reset Interest Period

With respect  to  each  Reset  Interest  Period  and  subject  to  clause  (c)  of  this  Condition  4,  the Calculation Agent will, as soon as practicable after the Relevant Time on the Reference Rate Determination  Date  in  relation  to  such  Reset  Interest  Period,  determine  the  Reference Rate and the Reset Interest Rate for such Reset Interest Period and calculate the amount of interest payable per Calculation Amount on the Interest Payment Date in relation to each Interest Period falling in such Reset Interest Period (each, a "Reset Interest Amount").

(c)                  Benchmark  replacement

If the  Issuer  (in  consultation  with  the  Calculation  Agent)  determines  prior  to  any  Reference Rate Determination  Date  that  the  rate  referred  to  in  clause  (a)  of  the  definition  of  Reference Rate (the "Existing Benchmark Rate") has been discontinued, then the following provisions shall apply (subject to the subsequent operation of this clause (c)):

(i)                the Issuer shall use reasonable endeavours to appoint an Independent Adviser to determine in the Independent Adviser's discretion, in accordance with subclause (iv)  below,  an  alternative  rate  (the  "Alternative  Benchmark  Rate")  no later than three Business Days prior to the Reference Rate Determination Date relating to the next succeeding Reset Interest Period (such Business Day, the "Independent  Adviser  Determination  Cut-off  Date",  and  such  next  succeeding Reset Interest Period, the "Affected Reset Interest Period") for purposes of determining the Reference Rate in respect of the Affected Reset Interest Period and all Reset Interest Periods thereafter;

(ii)               if prior to the Independent Adviser Determination Cut-off Date the Issuer is unable to appoint an Independent Adviser or the Independent Adviser appointed by the Issuer fails to determine an Alternative Benchmark Rate in accordance with subclause (iv) below, then the Issuer (in consultation with the Calculation Agent) may  determine  in  its  discretion,  in  accordance  with  subclause  (iv)  below, the Alternative Benchmark Rate for purposes of determining the Reference Rate in respect of the Affected Reset Interest Period and all Reset Interest Periods thereafter;

(iii)             if subclause (ii) above applies and the Issuer is unable or unwilling to determine the Alternative Benchmark Rate prior to the Reference Rate Determination Date relating to the Affected Reset Interest Period in accordance with subclause (iv) below, the  Reference  Rate  in  respect  of  the  Affected  Reset  Interest  Period  shall be equal to the Reference Rate in respect of the immediately preceding Reset Interest Period  (or,  if  there  is  no  preceding  Reset  Interest  Period,  the  Reset  Interest Rate applicable to the Affected Reset Interest Period will be equal to the Fixed Interest Rate); provided, however, that, if this subclause (iii) applies to the Affected Reset Interest Period, the Reset Interest Rate for all succeeding Reset Interest Periods shall be the Reset Interest Rate applicable to the Affected Reset Interest Period  as  determined  in  accordance  with  this  subclause  (iii)  unless  (A)  the Issuer, in its sole discretion, elects to determine an Alternative Benchmark Rate in respect of any such succeeding Reset Interest Period and all Reset Interest Periods thereafter in accordance with the processes set out in this clause (c), and

(B) an Alternative Benchmark Rate is so determined;

(iv)             in the case of any determination of an Alternative Benchmark Rate pursuant to subclause (i) or (ii) above, the Alternative Benchmark Rate shall be such rate as the  Independent  Adviser  or  the  Issuer  (in  consultation  with  the  Calculation  Agent and acting in good faith and a commercially reasonable manner), as applicable, determines in  its  reasonable  discretion  has  replaced  the  Existing  Benchmark  Rate in customary market usage, or, if the Independent Adviser or the Issuer, as applicable, determines  in  its  reasonable  discretion  that  there  is  no  such  rate,  such other rate as the Independent Adviser or the Issuer (in consultation with the Calculation Agent and acting in good faith and a commercially reasonable manner) determines in its reasonable discretion is most comparable to the Existing Benchmark Rate; and

(v)               if the Independent Adviser or the Issuer determines an Alternative Benchmark Rate in accordance with the above provisions of this clause (c),

(A)                 the Independent Adviser (in the case of subclause (2) below, in consultation with  the  Issuer)  or  the  Issuer  (as  the  case  may  be)  shall  also, following consultation with the Calculation Agent, determine in its reasonable discretion (1) the method for obtaining the Alternative Benchmark Rate,  including  the  screen  page  on  or  source  from  which  the Alternative Benchmark Rate appears or is obtained (the "Alternative Relevant Page"),  and  the  time  at  which  the  Alternative  Benchmark  Rate appears on, or is obtained from, the Alternative Relevant Page (the "Alternative Relevant Time"), (2) whether to apply an Adjustment Spread to the Alternative Benchmark Rate and, if so, the Adjustment Spread, which Adjustment Spread must be recognised or acknowledged as being  in  customary  market  usage  in  international  debt  capital  markets transactions that  reference  the  Existing  Benchmark  Rate,  where  such  rate has been replaced by the Alternative Benchmark Rate, and (3) any alternative method for determining the Reference Rate if such Alternative Benchmark Rate is unavailable on the relevant Reset Determination Date, which alternative method shall be consistent with any Alternative Benchmark Rate that has broad market support;

(B)                 for the Affected Reset Interest Period and all Reset Interest Periods thereafter, (1) clause (a) of the definition of Reference Rate shall be amended pursuant to clause (b) of Condition 11 (Substitution and Amendment) to give effect to the determination described  in  subclause (A)(1)  above  and  any  Adjustment  Spread  determined  pursuant to subclause (A)(2) above, and (2) clause (b) of the definition of Reference Rate shall be amended pursuant to clause (b) of Condition 11 (Substitution and Amendment) to give effect to the determination described in subclause (A)(3) above;

(C)                 references  to  the  Relevant  Page  and  to  the  Relevant  Time  in  these  Terms and Conditions shall be deemed to be references to the Alternative Relevant Page and the Alternative Relevant Time;

(D)                 if any changes to the definitions of Day Count Fraction, Business Day, Payment Business Day and/or Reference Rate Determination Date are

necessary in order to implement the amendments described in subclause (B) above and, if so, such definitions shall be amended pursuant to clause (b) of Condition 11 (Substitution and Amendment) to reflect such changes; and

(E)                 the Issuer shall promptly give notice to the Holders in accordance with Condition 12 (Notices) specifying the Alternative Benchmark Rate (including any Adjustment  Spread  determined  pursuant  to  subclause (A)(2) above), the Alternative Relevant Page, the Alternative Relevant Time, any alternative method for determining the Reference Rate described in subclause (A)(3) above, and any amendments implemented pursuant to clause (b) of Condition 11 (Substitution and Amendment) as described in subclause (D) above.

(d)                  Publication of Reset Interest Rate and interest amount payable upon redemption

With respect  to  each  Reset  Interest  Period,  as  soon  as  practicable  after  such  determination but in  any  event  not  later  than  the  relevant  Reset  Date,  the  Calculation  Agent  will  cause

(i)  the relevant Reset Interest Rate and the relevant Reset Interest Amount determined by it, together with the Interest Payment Date in relation to each Interest Period falling in such Reset Interest Period, to be notified to the Issuer and the Paying Agents and (ii) the relevant Reset  Interest  Rate  determined  by  it  to  be  notified  to  any  stock  exchange  or  other relevant authority  on  which  the  Notes  are  at  the  relevant  time  listed  and  to  be  published  in accordance with Condition 12 (Notices).

The Calculation Agent shall calculate any interest amount payable on the Redemption Date (if  the  Notes  are  to  be  redeemed  pursuant  to  Condition  5  (Redemption  and  Purchase) and cause such interest amount to be notified to Issuer and the Paying Agents and to any stock exchange or other relevant authority on which the Notes are at the relevant time listed and to be published in accordance with Condition 12 (Notices) no later than two Business Days prior to the Redemption Date.

(e)                  Calculation of amount of interest per Calculation Amount

Subject to Condition 6 (Contingent Write-down) and clause (j) of this Condition 4:

(i)                the  amount  of  interest  payable  per  Calculation  Amount  on  each  Interest  Payment Date from the Issue Date to (but excluding) the First Call Date in respect of the Notes will be calculated by:

(A)                 applying the Fixed Interest Rate to the Calculation Amount;

(B)                 multiplying the product thereof by the Day Count Fraction; and

(C)                 rounding the resulting figure to the nearest cent (half a cent being rounded upwards); and

(ii)               if  interest  is  required  to  be  paid  in  respect  of  a  Note  on  any  other  date  (including, for the avoidance of doubt, the Reset Interest Amount), the amount of interest payable per Calculation Amount will be calculated by:

(A)                 applying the applicable Interest Rate to the Calculation Amount;

(B)                 multiplying the product thereof by the Day Count Fraction; and

(C)                 rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(f)                   Calculation of amount of interest per Note

Subject to Condition 6 (Contingent Write-down) and clause (j) of this Condition 5, the amount of interest payable in respect of a Note will be the product of:

(i)                the amount of interest per Calculation Amount; and

(ii)               the  number  by  which  the  Calculation  Amount  is  required  to  be  multiplied  to  equal the denomination of such Note.

(g)                  Notifications, etc. to be final

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes this Condition 4, whether by the Reset Reference Banks (or any of them) or the Calculation Agent, will (in the absence of wilful default, bad faith and manifest error) be binding on the Issuer, the Calculation Agent,  the  Paying  Agents  and  the  Holders  and  (in  the  absence  of  wilful  default and bad faith) no liability to the Issuer or the Holders will attach to the Reset Reference Banks (or any of them) or the Calculation Agent in connection with the exercise or non- exercise by the Calculation Agent of its powers, duties and discretions under this Condition 4.

(h)                  Calculation Agent

So long as any Note is outstanding, the Issuer will at all times maintain a Calculation Agent. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails  to  (i)  duly  calculate  the  Reference  Rate  and  the  Reset  Interest  Amount  for  any Interest Period  or  the  interest  amount  payable  on  the  Redemption  Date  (if  the  Notes  are  to be redeemed  pursuant  to  Condition  5  (Redemption  and  Purchase))  or  (ii)  comply  with  any other requirement in relation to the Notes, the Issuer shall appoint a leading bank or financial institution that is experienced in the calculations or determinations to be made by the Calculation Agent to act as such in the Calculation Agent's place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid. Any termination  or  appointment  of  the  Calculation  Agent  pursuant  to  this  clause  (h)  shall take effect not more than 45 and not less than 30 days' after the Issuer has notified the Holders of  such  termination  or  appointment  pursuant  to  Condition  12  (Notices);  provided, however, that, in the case of insolvency of the Calculation Agent, such termination or appointment will take immediate effect.

(i)                   Accrual of interest in the case of redemption or a Write-down Event

(i)                Subject  to  Condition  6  (Contingent  Write-down),  if  the  Notes  are  to  be  redeemed pursuant to clause (b), (c) or (d) of Condition 5 (Redemption and Purchase), interest on the Notes will accrue up to (but excluding) the relevant Redemption Date, and  will  cease  to  accrue  on  such  Redemption  Date;  provided,  however,  that if the  payment  with  respect  to  any  Note  is  improperly  withheld  or  refused  on  such Redemption Date,  interest  will  continue  to  accrue  on  the  principal  amount  of  such Note (both  before  and  after  judgment)  at  the  relevant  Interest  Rate  to  the  Relevant Date.

(ii)               Upon the occurrence of a Write-down Event, interest on the Notes will cease to accrue and any accrued and unpaid interest as at the time of such Write-down Event (whether  or  not  due  and  payable)  will  be  written  down  to  zero  in  accordance with Condition 6 (Contingent  Write-down).

(j)                   Cancellation of interest; prohibited interest

(i)                The Issuer may, at its discretion, elect to cancel all or part of any payment of interest on the Notes (including, for the avoidance of doubt, any related Additional Amounts) that is otherwise scheduled to be paid on an Interest Payment Date. This subclause (j)(i) is without prejudice to the provisions of subclause (j)(ii) of this Condition 4. Non-payment of any amount of interest by the Issuer to the Principal Paying Agent will constitute evidence of cancellation of the relevant payment, whether or not notice of cancellation has been given by the Issuer.

If practicable, the Issuer shall provide notice of any cancellation of interest (in whole or  in  part)  pursuant  to  this  subclause  (j)(i)  to  the  Holders  on  or  prior  to  the relevant Interest Payment Date. If practicable, the Issuer shall endeavour to provide such notice at least five Business Days prior to the relevant Interest Payment Date. Failure to provide such notice will not have any impact on the effectiveness of,  or  otherwise  invalidate,  any  such  cancellation  of  interest,  or  give Holders any rights as a result of such failure.

(ii)               The Issuer will be prohibited from making, in whole or in part, any payment of interest on the Notes (including, for the avoidance of doubt, any related Additional Amounts) on the relevant Interest Payment Date if and to the extent that:

(A)                 the  amount  of  Distributable  Items  as  at  such  Interest  Payment  Date  is  less than the  sum  of  (1)  the  amount  of  such  interest  payment,  plus  (2)  all  other payments (other  than  redemption  payments)  made  by  UBS  Group  AG  on or in  respect  of  the  Notes  or  any  Parity  Obligations  or  Junior  Obligations since the balance sheet date of the Relevant Accounts and prior to such Interest Payment Date, plus (3) all payments (other than redemption payments) payable  by  UBS  Group  AG  on  such  Interest  Payment  Date  on or in respect of any Parity Obligations or Junior Obligations, in the case of each of clauses (1), (2) and (3), excluding any portion of such payments already accounted for in determining the amount of such Distributable Items; and/or

(B)                 UBS  Group  AG  is  not,  or  will  not  immediately  after  the  relevant  payment of interest be, in compliance with all applicable minimum capital adequacy requirements of the National Regulations on a consolidated (Finanzgruppe) basis (for the avoidance of doubt, it being understood that such minimum requirements will reflect any reduction in such requirements granted  by  the  FINMA  to  the  Group  pursuant  to  the  Capital Adequacy Ordinance); and/or

(C)                 the FINMA has required the Issuer not to make such interest payment.

The Issuer shall deliver a certificate signed by the Authorised Signatories to the Principal Paying Agent and shall give notice in accordance with Condition 12 (Notices) to the Holders, in each case as soon as practicable following any determination that interest is required to be cancelled pursuant to  this subclause (j)(ii) or, where no such prior determination is made, promptly following any Interest Payment Date on which interest was scheduled to be paid if such  interest  is  being  cancelled  in  accordance  with  this  subclause (j)(ii), to  such effect setting  out  brief  details  as  to  the  amount  of  interest  being  cancelled  and  the reason therefor. Failure to provide such certificate and notice will not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation or give any Holder any rights as a result of such failure.

(iii)             If, on any Interest Payment Date, any payment of interest scheduled to be made on such  date  is  not made in  full  pursuant  to  subclause  (j)(i)  or  subclause  (j)(ii)  of this Condition 4, UBS Group AG shall not, directly or indirectly,

(A)                 recommend to holders of Ordinary Shares that any dividend or other distribution in  cash  or  in  kind  (other  than  in  the  form  of  Ordinary  Shares) be paid or made on any Ordinary Shares; and

(B)                 redeem,  purchase  or  otherwise  acquire  any  Ordinary  Shares  other  than  as a Permitted Transaction,

in each  case  unless  and  until  (x)  the  interest  payment  due  and  payable  on  the  Notes on any  subsequent  Interest  Payment  Date  has  been  paid  in  full  (or  an  amount  equal to the same has been paid in full to a designated third party trust account for the benefit of  the  Holders  prior  to  payment  by  the  trustee  thereof  to  the  Holders  on such subsequent Interest Payment Date) or, if earlier, (y) all outstanding Notes have been cancelled in accordance with these Terms and Conditions.

(iv)             Payments  of  interest  on  the  Notes  are  not  cumulative.  Notwithstanding  any  other provision in  these  Terms  and  Conditions,  the  cancellation  or  non-payment  of  any interest amount by virtue of this Condition 4(j) will not constitute a default for any purpose (including, without limitation, Condition 10 (Events of Default) on the part of the Issuer. Any interest payment not paid by virtue of  this  Condition 4(j) will not accumulate or be payable at any time thereafter, and Holders will have no right thereto.

(v)               If  UBS  Group  AG  determines,  after  consultation  with  the  FINMA,  that  the  Notes do not, or will cease to, fully qualify as Additional Tier 1 Capital, (A) the Issuer shall not, to the extent permitted under National Regulations, exercise its discretion pursuant to subclause (j)(i) of this Condition 4 to cancel any interest payments due on the Notes on any Interest Payment Date following the occurrence of such determination, and (B) the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) as soon as practicable after such determination stating that the Issuer may no longer exercise its discretion pursuant to  subclause  (j)(i)  of  this  Condition  4  to  cancel  any  interest  payments  as from the date of such notice.

5.                  REDEMPTION AND PURCHASE

(a)                  No fixed redemption date

The Notes are perpetual securities in respect of which there is no fixed redemption date. Unless previously redeemed or purchased and cancelled in accordance with this Condition 5  and  subject  to  Condition  6  (Contingent  Write-down),  the  Notes  are  perpetual and may only be redeemed or purchased in accordance with this Condition 5.

(b)                  Redemption at the option of the Issuer

Subject to clause (e) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the First Call Date or on any other Interest Payment Date thereafter at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) the First Call Date or such other Interest Payment Date, as applicable.

(c)                  Redemption due to a Tax Event

(i)                Subject to clause (e) of this Condition 5, upon the occurrence of a Tax Event at any time  after  the  Issue  Date,  the  Issuer  may  elect,  in  its  sole  discretion,  to  redeem the Notes, in whole but not in part, on the relevant Redemption Date at their aggregate principal  amount,  together  with  any  accrued  and  unpaid  interest  thereon to (but excluding) such Redemption Date.

(ii)               A "Tax Event" will have occurred if the Issuer in making any payments on the Notes (A)  has  paid,  or  will  or  would  on  the  next  payment  date  be  required  to  pay, Additional Amounts, or (B) has paid, or will or would be required to pay, any additional Tax  in  respect  of  the  Notes,  in  the  case  of  each  of  clauses  (A)  and  (B), under the laws or regulations of a Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, including, without  limitation,  any  treaty  to  which  a  Tax  Jurisdiction  is  a  party,  or any generally published application or interpretation of such laws (including, without limitation, a decision of any court or tribunal, any generally published application or interpretation of such laws by any relevant tax authority or any generally published  pronouncement  by  any  relevant  tax  authority),  and  the  Issuer cannot avoid the foregoing by taking measures reasonably available to it.

(d)                  Redemption due to a Regulatory Event

(i)                Subject to clause (e) of this Condition 5, upon the occurrence of a Regulatory Event at  any  time  after  the  Issue  Date,  the  Issuer  may  elect,  in  its  sole  discretion, to redeem  the  Notes,  in  whole  but  not  in  part,  on  the  relevant  Redemption  Date  at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) such Redemption Date.

(ii)               A  "Regulatory  Event"  will  have  occurred  if  any  of  the  Notes  ceases  to  be  eligible in full to be (A) treated as Additional Tier 1 Capital, and/or (B) counted towards either the Going-Concern LR Requirement or the Going-Concern RWA Requirement (or both).

(e)                  Conditions for redemption

(i)                If the Issuer elects to redeem the Notes pursuant to clause (b), (c) or (d) of this Condition 5, the Issuer shall give the Holders not less than 30 and not more than 60 days'  prior  notice  in  accordance  with  Condition  12  (Notices)  (a  "Redemption Notice"), which notice shall, subject to clause (f) of this Condition 5, be irrevocable and specify the date on which the Issuer will redeem the Notes pursuant to  such  clause  of  this  Condition  5  (such  specified  date,  the  "Redemption Date").

(ii)               The Issuer may only redeem the Notes pursuant to clause (b) or (c) of this Condition 5 on the relevant Redemption Date if the FINMA has approved such redemption on  or  prior  to  such  Redemption  Date,  if  such  approval  is  then  required under applicable Swiss laws and regulations.

(iii)             The  Issuer  may  only  redeem  the  Notes  pursuant  to  any  clause  of  this  Condition  5 on the relevant Redemption Date if no Trigger Event or Viability Event has occurred prior to such Redemption Date.

(iv)             Prior to the publication of any notice of redemption pursuant to subclause (e)(i) of this Condition 5, the Issuer shall deliver to the Principal Paying Agent (A) a certificate signed by two Authorised Signatories stating that the relevant requirement or circumstance giving rise to the right to redeem under this Condition 5 is satisfied and the reasons therefor and such certificate will be conclusive and binding on the Holders, and (B) an opinion of independent legal advisers of  recognised  standing  to  the  effect  that  circumstances  entitling  the  Issuer to exercise its right of redemption under this Condition 5 have arisen.

(f)                   Purchases

The Issuer or any other member of the Group or any of their respective affiliates may at any time purchase Notes at any price in the open market or otherwise, provided that

(i)  such purchase complies with any limits or conditions to which any member of the Group is subject under applicable banking laws and regulations at the time of such purchase, (ii) other than in the case of purchases made in connection with stabilisation measures in compliance with applicable law or in connection with any market making in the Notes,  the  FINMA  has  approved  such  purchase  (if  such  approval  is  then  required  under applicable Swiss  laws  and  regulations)  on  or  prior  to  the  date  of  such  purchase,  and  (iii)  no Trigger Event or Viability Event has occurred prior to the date of such purchase. Any Notes so  purchased  may,  at  the  option  of  the  Issuer,  be  held,  reissued,  resold  or  cancelled.

(g)                  Cancellation

All Notes  redeemed  in  accordance  with  this  Condition  5  will  be  cancelled  and  may  not  be reissued or resold.

(h)                  Redemption of Other Instruments

For the avoidance of doubt, it is understood that, if, upon the occurrence of a Tax Event or a Regulatory Event, the Issuer does not elect to redeem the Notes pursuant to this Condition 5, nothing in this Condition 5 or any other provision of these Terms and

Conditions will prohibit the Issuer from redeeming (whether early, at maturity or otherwise) any  other  instruments  issued  by  any  member  of  the  Group  pursuant  to  the  terms thereof.

6.                  CONTINGENT  WRITE-DOWN

(a)                  Trigger  Event

(i)                Upon the occurrence of a Trigger Event, a Contingent Write-down will occur on the Trigger Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)               A "Trigger Event" will have occurred if the Issuer gives the Holders a Trigger Event Write-down Notice in accordance with clause (b) of this Condition 6.

(b)                  Trigger Event Write-down Notice

(i)                If, with respect to any Publication Date, the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold, the Issuer shall, subject to subclauses (b)(ii) and (b)(iii) of this Condition 6, give a Trigger Event Write- down Notice to the Holders (x) if such Publication Date is an Ordinary Publication Date, within five Business Days of such Ordinary Publication Date (such fifth Business Day, the "Trigger Breach Determination Date", and the date of  such  notice,  the  "Ordinary  Trigger  Event  Notice  Date"),  and  (y)  if  such Publication Date is an Extraordinary Publication Date, on such Extraordinary Publication Date (the "Extraordinary Trigger Event Notice Date"), in each case in accordance with Condition 12 (Notices).

(ii)               If a Trigger Event Write-down Notice is required to be given pursuant to subclause (b)(i) of this Condition 6, and on the relevant Publication Date any Higher-Trigger Contingent  Capital  is  outstanding  with  respect  to  which  either

(x) no  Higher-Trigger  Write-down/Conversion  Notice  has  been  given  prior  to  the Trigger Event Notice Date or (y) a Higher-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date, but the Trigger Event Write-down  Date  is  scheduled  to  occur  prior  to  the  relevant  Higher-Trigger Write-down/Conversion Date,

(A)                 in the case of clause (x) above, the giving of such Trigger Event Write- down Notice  will  be  postponed  until  the  date  on  which  a  Higher-Trigger Write-down/Conversion Notice has been given with respect to all such outstanding Higher-Trigger Contingent Capital and such date will be deemed to be the Trigger Event Notice Date; and

(B)                 in  the  case  of  clauses  (x)  and  (y)  above,  if  the  Trigger  Event  Write-down Date is scheduled to occur prior to the Higher-Trigger Write- down/Conversion Date (or, in the case of more than one Higher-Trigger Write-down/Conversion Date, the latest Higher-Trigger Write- down/Conversion Date), the Trigger Event Write-down Date will be postponed to the Higher-Trigger Write-down/Conversion Date (or the latest Higher-Trigger Write-down/Conversion Date, as applicable) and such postponement  shall  be  specified  in  such  Trigger  Event  Write-down Notice.

(iii)             If (A) a Trigger Event Write-down Notice is required to be given pursuant to subclause (b)(i) of this Condition 6 in relation to an Ordinary Publication Date, and (B) prior to the earlier of the Ordinary Trigger Event Notice Date and the Trigger Breach  Determination  Date,  the  FINMA,  upon  the  request   of UBS Group AG, has agreed in writing that a Contingent Write-down is not required as a result of actions taken by the Group or circumstances or events, in each case, that have had, or imminently will have, the effect of restoring the CET1 Ratio as of the Balance Sheet Date relating to the relevant Ordinary Publication Date, after giving pro forma effect to such actions, circumstances or events, to a level above the Write-down  Threshold  that  the  FINMA  and UBS  Group  AG  deem,  in  their  sole  discretion,  to  be  adequate  at  such  time,  (x)  the Issuer shall not give such Trigger Event Write-down Notice pursuant to subclause (b)(i) of this Condition 6 in relation to the relevant Ordinary Publication Date,  and  (y)  the  Issuer  shall  give  notice  to  the  Holders  on  or  prior  to the Trigger Breach Determination Date in accordance with Condition 12 (Notices), which notice shall state that no Contingent Write-down will occur in relation to the relevant Ordinary Publication Date.

(c)                  Viability  Event

(i)                Subject  to  clause  (f)  of  this  Condition  6,  upon  the  occurrence  of  a  Viability  Event,

(A)    the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) within three days of the date on which such Viability Event occurred, which notice shall (x) state that a Viability Event has occurred and a Contingent Write-down will take place and (y) specify the date on which the Contingent Write-down will take place, which date shall be no later than ten Business Days after the date of such notice (such specified date, the "Viability Event Write- down Date",  and  such  notice,  a  "Viability  Event  Write-down  Notice"),  and

(B)    a  Contingent  Write-down  will  occur  on  the  Viability  Event  Write-down  Date in accordance with clause (d) of this Condition 6.

(ii)               A  "Viability  Event"  will  have  occurred  if  prior  to  an  Alternative  Loss  Absorption Date (if any):

(A)                 the  FINMA  has  notified  UBS  Group  AG  in  writing  that  it  has  determined a write-down of the Notes, together with the conversion or write-down, as applicable,  of  holders'  claims  in  respect  of  all  other  capital  instruments issued by, or other capital obligations (whether qualifying fully or partially for capital treatment) of, any member of the Group that, pursuant to their terms or by operation of law, are capable of being converted into  equity  or  written  down  at  that  time,  is,  because  customary measures to  improve  the  Group  Holding  Company's  capital  adequacy  are at the time inadequate or infeasible, an essential requirement to prevent the Group  Holding  Company  from  becoming  insolvent,  bankrupt,  unable to pay  a  material  part  of  its  debts  as  they  fall  due  or  unable  to  carry  on  its business; or

(B)                 customary measures to improve the Group Holding Company's capital adequacy being at the time inadequate or infeasible, the Group Holding Company has received an irrevocable commitment of direct or indirect extraordinary support from the Public Sector (beyond customary transactions and arrangements in the ordinary course) that has, or imminently will have, the effect of improving the Group Holding Company's capital adequacy and without which, in the determination of (and as  notified  in  writing  by)  the  FINMA,  the  Group  Holding  Company would have  become  insolvent,  bankrupt,  unable  to  pay  a  material  part  of its debts as they fall due or unable to carry on its business.

For the avoidance of doubt, it is understood that, a Viability Event may occur irrespective of  whether  or  not  a  Trigger  Event  has  occurred  or  whether  any  of  the conditions to  the  issuance  of  a  Trigger  Event  Write-down  Notice  have  been  met.

(d)                  Contingent  Write-down

If the Issuer has given a Write-down Notice in accordance with this Condition 6, then on the relevant Write-down Date,

(i)                the  full  principal  amount  of,  and  any  accrued  and  unpaid  interest  (whether  or  not due and payable) on, each Note will automatically be written down to zero, the Notes will  be  cancelled  and  all  references  to  the  principal  amount  of  the  Notes  in these Terms and Conditions will be construed accordingly;

(ii)               the Holders will be automatically deemed to have irrevocably waived their right to receive, and will no longer have any rights against the Issuer with respect to, repayment of  the  aggregate  principal  amount  of,  and  payment  of  any  accrued  and unpaid interest on, the Notes written down pursuant to subclause (i) of this clause (d) (bedingter Forderungsverzicht);  and

(iii)             all rights of any Holder for payment of any amounts under or in respect of the Notes (including, without limitation, any amounts arising as a result of, or due and payable upon the occurrence of, an Event of Default) will become null and void, irrespective of whether such amounts have become due and payable prior to the relevant Write-down Notice Date or the Write-down Date.

(e)                  Determination of CET1 Ratio and Trigger CET1 Ratio

With respect  to  any  Publication  Date,  (i)  the  CET1  Ratio  as  of  the  relevant  Balance  Sheet Date, (ii)  the  Trigger  CET1  Ratio  as  of  such  Publication  Date  and  (iii)  the  components  of both of the foregoing, in each case, as published on such Publication Date, will be final for purposes  of  this  Condition 6, and  any  revisions,  restatements  or  adjustments  to  any  of the calculations described in subclauses (i) through (iii) of this clause (e) subsequently published will have no effect for purposes of this Condition 6.

(f)                   Alternative loss absorption

In the event of the implementation of any new, or amendment to or change in the interpretation of any existing, laws or components of National Regulations, in each case occurring after  the  Issue  Date,  that  alone  or  together  with  any  other  law(s)  or  regulation(s) has, in  the  joint  determination  of  UBS  Group  AG  and  the  FINMA,  the  effect  that  clause  (c) of this Condition 6 could cease to apply to the Notes without giving rise to a Regulatory Event, then the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices)  no  later  than  five  Business  Days  after  such  joint  determination  stating  that  such provisions will cease to apply from the date of such notice (the "Alternative Loss Absorption Date"),  and  from  the  date  of  such  notice,  such  provisions  will  cease  to  apply to the Notes.

7.                  PAYMENTS

(a)                  All  payments  required  to  be  made  under  the  Notes  will  be  made  available  in  good  time  in freely disposable funds in SGD, which will be placed at the free disposal of the Principal Paying Agent on behalf of the Holders. If the Scheduled Due Date for any payment (whether in respect of principal, interest or otherwise) in respect of the Notes is not a Payment Business Day, then the Holders will not be entitled to payment thereof until the first Payment Business Day immediately following the Scheduled Due Date, and the Holders will not be entitled to any additional sum in relation to such payment. All payments required  to  be  made  under  the  Notes  (including,  for  the  avoidance  of  doubt,  any Additional Amounts) shall be made to the Holders in SGD without collection costs, without any restrictions and whatever the circumstances may be, irrespective of nationality, domicile or residence of the relevant Holder and without certification, affidavit or the fulfilment of any other formality.

(b)                  The Issuer reserves the right to terminate the appointment of the Principal Paying Agent, as well  as  to  appoint  or,  after  any  such  appointment,  to  terminate  the  appointment  of,  one or more other paying agents to carry out any payment, calculation or other functions in respect of the Notes (each, a "Paying Agent", which term includes the Principal Paying Agent). Any such appointment or termination of appointment shall only take effect not more than 45 and not less than 30 days' after the Issuer has notified the Holders of such appointment or termination pursuant to Condition 12 (Notices); provided, however, that, in the  case  of  insolvency  of  any  Paying  Agent,  any  termination  of  such  Paying  Agent  and appointment of  any  other  Paying  Agent  will  take  immediate  effect.  In  addition,  for  so  long as the Notes are listed on the SIX Swiss Exchange, the Issuer shall maintain a Paying Agent in Switzerland, which agent shall have an office in Switzerland and be a bank or securities dealer subject to supervision by FINMA, to perform the functions of a Swiss paying agent.

8.                  TAXATION

(a)                  All payments to be made by or on behalf of the Issuer in respect of the Notes (including, for the avoidance of doubt, payments by a Paying Agent) shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other government charges of any nature ("Taxes") imposed, levied, collected, withheld or assessed by or on behalf of any Tax Jurisdiction or any political subdivision thereof  or  any  authority  of  or  in  a  Tax  Jurisdiction  or  any  political  subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, unless withholding, deduction or accounting for such Taxes is required by law.

(b)                  In the event that any payment to be made by or on behalf of the Issuer in respect of the Notes (including, for the avoidance of doubt, payments by a Paying Agent) is subject to any withholding  or  deduction  for,  or  on  account  of,  any  Taxes  by  requirement  of  law  in  a Tax Jurisdiction (as determined by the relevant tax authority of or in such Tax Jurisdiction), the Issuer shall pay such additional amounts as will result in the Holders receiving the amounts that they would have received in respect of the Notes if no such withholding or deduction had been required ("Additional  Amounts").

(c)                  No Additional Amounts will be payable pursuant to clause (b) of this Condition 8 in relation to any Note:

(i)                if the relevant Holder is liable for such Taxes on such Note as a result of having some connection  with  the  relevant  Tax  Jurisdiction  other  than  its  mere  ownership or possession  of  such  Note  or  the  receipt  of  principal  or  interest  in  respect  thereof; or

(ii)               with  respect  to  any  Tax  collected  pursuant  to  the  provisions  of,  or  any  laws  or  an agreement with any Tax Jurisdiction relating to, Sections 1471 through 1474 of the US Internal Revenue Code (commonly referred to as "FATCA"); or

(iii)             where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation of the Swiss Federal Council of 17 December 2014, or otherwise changing the Swiss federal withholding tax system from an issuer-based system to a paying agent-based system pursuant to which a person other than the issuer is required to withhold tax on any interest payments; or

(iv)             to the extent any combination of subclauses (i) through (iii) of this clause (c) applies.

(d)                  Any  reference  in  these  Terms  and  Conditions  to  amounts  payable  by  the  Issuer in respect of the  Notes  includes  (i)  any  Additional  Amount  payable  pursuant  to  this  Condition  8  and

(ii)   any sum payable pursuant to an obligation taken in addition to or in substitution for the obligation in this Condition 8.

9.                  STATUTE OF LIMITATIONS

In accordance  with  Swiss  law,  (a) claims for  interest  payments  under  the  Notes  will  become  time- barred after the five-year period and (b) claims for the repayment or redemption of Notes will become time-barred  after  the  ten-year  period,  in  each  case,  commencing  on  the  date  on  which  such payments, repayment or redemption become due and payable.

10.               EVENTS OF DEFAULT

(a)                  If any of the following events occurs, such occurrence will constitute an "Event of Default":

(i)                the Issuer fails to pay the principal amount of any Note if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days; or

(ii)               the Issuer fails to pay any interest on the Notes if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days; or

(iii)             the  Issuer  fails  to  observe  or  perform  any  other  covenant,  condition,  or  agreement contained in  these  Terms  and  Conditions,  and  such  failure  continues  unremedied for a  period  of  60  days  after  written  notice  thereof  from  any  Holder  to  the  Issuer; or

(iv)             a Bankruptcy Event.

(b)                  Upon the occurrence of an Event of Default relating to any failure of the Issuer to meet any payment obligation under these Terms and Conditions and subject to Condition 6 (Contingent  Write-down),  (i)  such  payment  obligation  (and  such  payment  obligation  only) will be  immediately  deemed  a  due  and  payable  (fällige)  payment  obligation  of  the  Issuer, and (ii) if (A) the relevant Holder has formally requested payment of such payment obligation, (B) such payment obligation has not been fulfilled within the statutory period under Swiss law commencing after the date of such formal request and (C) a writ of payment (Zahlungsbefehl) has been issued with respect to such payment obligation pursuant to  the  DEBA,  the  relevant  Holder  may  institute  proceedings  against  the  Issuer  in Switzerland (but not elsewhere) to enforce its rights with respect to such payment obligation under the DEBA.

(c)                  If a debt collection or insolvency proceeding with respect to the Issuer is instituted in Switzerland in  accordance  with  clause  (b)  of  this  Condition  10,  the  Issuer  shall  not  (i)  after having received the writ of payment (Zahlungsbefehl) relating to the relevant payment obligation, argue or plead that such payment obligation is not due and payable by the Issuer, or (ii) prior to the declaration of bankruptcy (or similar proceeding under Swiss insolvency laws), make any payment to the relevant Holder under or in connection with the Notes.

(d)                  In the case of any Event of Default arising under subclause (a)(iii) of this Condition 10 and subject to Condition 6 (Contingent Write-down), any Holder may seek specific performance or  damages  with  respect  to  such  Event  of  Default  pursuant  to  the  Swiss  Code if so entitled thereunder. Any such damage claim of any Holder will rank junior to the rights and claims of all holders of Senior Obligations.

(e)                  In the case of any Event of Default arising under subclause (a)(iv) of this Condition 10 and subject to Condition 6 (Contingent Write-down), any Holder may, by written notice to the Issuer, declare the principal amount of any of its Notes, together with any accrued and unpaid  interest  thereon,  immediately  due  and  payable,  without  presentment,  demand, protest or other notice of any kind.

(f)                   No remedy against the Issuer other than those described in this Condition 10 will be available to  the  Holders  in  connection  with  the  Issuer's  obligations  under  these  Terms  and Conditions, whether  for  the  recovery  of  amounts  owing  under  these  Terms  and  Conditions or in  respect  of  any  breach  by  the  Issuer  of  any  of  its  other  obligations  under  these  Terms and Conditions  or  otherwise.  In  particular,  no  Holder  may  declare  (i)  the  principal  amount of any Notes due and payable prior to any Redemption Date, or (ii) any interest on any Notes due and payable prior to the relevant Interest Payment Date, except, in the case of each of  subclauses  (i)  and  (ii)  of  this  clause  (f),  pursuant  to  clause  (e)  of  this  Condition  10.

11.               SUBSTITUTION AND AMENDMENT

(a)                  If a Tax Event, a Regulatory Event or an Alignment Event has occurred, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, either substitute all, but not some only, of the Notes for, or amend these Terms and Conditions so that they remain or become, Compliant Securities, provided  that:

(i)                neither  a  Tax  Event  nor  a  Regulatory  Event  arises  as  a  result  of  such  substitution or amendment;

(ii)               the FINMA has approved such substitution or amendment (if such approval is then required under applicable Swiss laws and regulations);

(iii)             the  Issuer  has  given  the  Holders  not  less  than  30  days'  notice  of  such  substitution or amendment in accordance with Condition 12 (Notices), which notice (the "Substitution or Amendment Notice") will, subject to subclause (a)(iv) of this Condition 11, be irrevocable, and state the date on which such substitution or amendment will be effective (the "Substitution or Amendment Effective Date");

(iv)             prior to the publication of any notice pursuant to subclause (a)(iii) of this Condition 11, the Issuer shall deliver to the Principal Paying Agent (A) a certificate signed by two Authorised Signatories stating that the relevant requirement or circumstance giving rise to the right to substitute or amend the terms of the Notes, as applicable, pursuant to this clause (a) of this Condition 12 is satisfied and the reasons therefor and such certificate will be conclusive and binding on the Holders, and (B) an opinion of independent legal advisers of recognised standing  to  the  effect  that  circumstances  entitling  the  Issuer  to  exercise its right to substitute or amend the terms of the Notes, as applicable, pursuant to this clause (a) of this Condition 11 have arisen; and

(v)               no Trigger Event or Viability Event has occurred prior to the relevant Effective Date.

In connection with any substitution or amendment in accordance with this clause (a) of this Condition 11, the Issuer shall comply with the rules of any stock exchange on which the Notes are for the time being listed or admitted to trading.

An "Alignment Event" will have occurred if, as a result of any change in National Regulations at  any  time  after  the  Issue  Date,  any  Relevant  Swiss  Issuer  would  be  permitted to issue or guarantee (including, without limitation, by providing a guarantee, credit support agreement  or  similar  undertaking),  or  has  issued  or  guaranteed  (including,  without limitation, by providing a guarantee, credit support agreement or similar undertaking), a capital instrument that (i) is eligible in full to be (A) treated as Additional Tier 1 Capital and (B)  counted  towards  either  the  Going-Concern  LR  Requirement  or  the  Going-Concern RWA Requirement (or both), and (ii) has terms and conditions that (A) include a write- down feature, and (B) contain one or more provisions that are, in the reasonable opinion of UBS Group AG, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from being eligible in full to be treated as Additional Tier 1  Capital  and/or  to  be  counted  towards  either  the  Going-Concern  LR  Requirement  or the Going-Concern RWA Requirement (or both) immediately prior to such change in National Regulations.

(b)                  In addition to its rights under clause (a) of this Condition 11, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, make any amendment to these Terms and Conditions that it considers to be (i) necessary or desirable to  give  effect  to  (A) any Alternative  Benchmark  Rate  determined  in  accordance with clause  (c)  of  Condition  4  (Interest)  (including  any  Adjustment  Spread  determined  in accordance with subclause (v)(A)(2) thereof and any alternative method for determining the Reference Rate if such Alternative Benchmark Rate is unavailable on the relevant Reset Determination  Date  determined  in  accordance  with  subclause  (v)(A)(3)  thereof),  or

(B) the provisions of clause (a) of Condition 13 (Issuer Substitution) (including, without limitation, (x) if the Substitute Issuer is organised and/or resident for tax purposes in a jurisdiction other than Switzerland, any amendments to any references to the jurisdiction of "Switzerland" contained herein, including, without limitation, amendments to the definition of  the  term  "Bankruptcy  Event",  the  definition  of  the  term  "Business  Day",  the governing law of the subordination provisions set forth in Condition 3 (Status and Subordination) and the provisions of Condition 10 (Events of Default), and (y) any amendments to reflect UBS Group AG's guarantee described in subclause (a)(iii) of Condition 13 (Issuer Substitution)), or (ii) formal, minor or technical in nature, or

(iii)   necessary to correct a manifest error or (iv) not materially prejudicial to the interests of the Holders.

(c)                  The  Issuer  shall  notify  the  Holders  of  any  amendments  made  pursuant  to  clause  (b)  of  this Condition 11  in  accordance  with  Condition  12  (Notices),  which  notice  shall  state  the  date on which such amendment will be effective.

(d)                  Any amendment made pursuant to this Condition 11 will be binding on the Holders in accordance with its terms.

12.               NOTICES

So long as the Notes are listed on the SIX Swiss Exchange, notices to Holders shall be given by the  Issuer  (a)  by  means  of  electronic  publication  on  the  internet  website  of  the  SIX  Swiss  Exchange (https://www.six-group.com/exchanges/index.html), where notices are currently published under the address https://www.six-group.com/exchanges/news/official_notices/search_en.html,  or

(b) otherwise in accordance with the regulations of the SIX Swiss Exchange. Any notice will be validly given on the date of such publication or, if published more than once, on the date of the first such publication.

If the  Notes  are  for  any  reason  no  longer  listed  on  the  SIX  Swiss  Exchange,  notices  to  Holders  will be given by the Issuer to the Intermediary for forwarding to the Holders. Any such notice will be validly given on the date of delivery to the Intermediary.

13.               ISSUER  SUBSTITUTION

(a)                  The Issuer (for purposes of this Condition 13, the "Current Issuer") may, without the consent of  the  Holders,  substitute  any  entity  (whether  or  not  such  entity  is  organised  under the laws of Switzerland) (such substitute entity, the "Substitute Issuer") for itself as principal debtor under the Notes upon giving no more than 30 and no less than 10 days' notice to the Holders in accordance with Condition 12 (Notices), provided  that:

(i)                the Substitute Issuer is UBS Group AG or at least 95 per cent. of the Substitute Issuer's capital  and  voting  rights  are  held,  directly   or   indirectly,   by  UBS Group AG;

(ii)               the Current Issuer is not in default in respect of any amount payable under the Notes at the time of such substitution;

(iii)             if the Substitute Issuer is not UBS Group AG, UBS Group AG has irrevocably and unconditionally guaranteed to the Holders, pursuant to article 111 of the Swiss Code and on a subordinated basis corresponding mutatis mutandis to Condition 3 (Status and Subordination), the due and punctual payment of principal and interest and all other amounts due and payable by the Substitute Issuer under, or in respect of, the Notes upon receipt of the written request for payment of the relevant amount, and on the terms whereby Condition 4(j)(iii) (Interest), Condition 8 (Taxation), Condition 10 (Events of Default) and Condition 16 (No Set-off by Holders) apply to UBS Group AG and to its obligations under such guarantee either by making the necessary consequential amendments to  such  Conditions  or  including  such  Conditions  applicable  to  UBS Group AG  and  to  its  obligations  under  such  guarantee  in  such  guarantee  itself,  as applicable;

(iv)             UBS  Group  AG,  the  Current  Issuer  and  the  Substitute  Issuer  (1)  have  entered  into such documents (the "Substitution Documents") as are necessary to give effect to such  substitution  and  pursuant  to  which  the  Substitute  Issuer  has  (x)  undertaken in favour of each Holder to be bound by these Terms and Conditions as the principal debtor (on a subordinated basis corresponding to Condition 3 (Status and Subordination))  under  the  Notes  in  place  of  the  Current  Issuer  and

(y) assumed the obligations of the Current Issuer under the Agency Agreement, and (2)  procure  that  all  action,  conditions  and  things  required  to  be  taken,  fulfilled and done  (including,  without  limitation,  the  obtaining  of  any  necessary  consents)

to ensure that the Substitution Documents represent valid, legally binding and enforceable obligations of the Substitute Issuer have been taken, fulfilled and done and are in full force and effect;

(v)               if the Substitute Issuer is resident for tax purposes in a jurisdiction (the "New Residence")  other  than  that  in  which  the  Current  Issuer  prior  to  such  substitution was resident for tax purposes (the "Former Residence"), the Substitution Documents contain an undertaking by the Substitute Issuer and/or such other provisions as may be necessary to ensure that each Holder has the benefit of an undertaking in terms corresponding to the provisions of Condition 8 (Taxation) in relation  to  the  payment  of  all  amounts  due  and  payable  under,  or  in  respect  of, the Notes  and  in  relation  to  the  guarantee  referred  to  in  clause  (iii)  above,  with,  in the case of the Notes but not such guarantee, the substitution of references to the Former Residence with references to the New Residence, and an undertaking by the Substitute  Issuer  to  indemnify  each  Holder  against  any  Tax  that  is  imposed  on it by (or by any authority in or of) the New Residence and, if different, the jurisdiction of the Substitute Issuer's organisation with respect to any Note and that would  not  have  been  so  imposed  had  the  substitution  not  been  made,  as  well as against any Tax, and any cost or expense, relating to such substitution;

(vi)             if the Substitute Issuer is not UBS Group AG, the FINMA has approved such substitution (if such approval is then required under applicable Swiss laws and regulations), and the Current Issuer and the Substitute Issuer have obtained all other necessary governmental and other approvals and consents for such substitution and for the performance by the Substitute Issuer of its obligations under the Substitution Documents;

(vii)            if the Substitute Issuer is not organised under the laws of Switzerland, the Substitute Issuer has appointed a process agent as its agent in Switzerland to receive service  of  process  on  its  behalf  in  relation  to  any  legal  proceedings  arising out of or in connection with the Notes;

(viii)          the Substitute Issuer has appointed a Paying Agent in Switzerland that is a participant in the Intermediary; and

(ix)             such substitution does not give rise to a Tax Event or a Regulatory Event.

(b)                  Upon  any  substitution  pursuant  to  clause (a) of  this  Condition  13,  (i)  the  Substitute  Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Current Issuer under the Notes with the same effect as if the Substitute Issuer had been named as  Issuer  in  these  Terms  and  Conditions,  and  (ii)  the  Current  Issuer  will  be  released from its obligations under the Notes.

(c)                  After giving effect to any substitution pursuant to clause (a) of this Condition 13,

(i)  references to the "Issuer" in the Notes and these Terms and Conditions will be references to  the  Substitute  Issuer,  and  (ii)  references  to  the  "Tax  Jurisdiction"  in  the  Notes and these Terms and Conditions will be read and construed as including the jurisdiction of establishment of the Substitute Issuer and, if different, the jurisdiction in which the Substitute Issuer is resident for tax purposes instead of or in addition to (as the case may be) references to the jurisdiction of establishment of the Issuer and Switzerland.

14.               FURTHER  ISSUES

The Issuer may from time to time without the consent of the Holders issue further notes and, provided that such notes have the same terms and conditions as the Notes in all respects (or in all respects except  for  the  issue  date  and/or  first  date  on  which  interest  is  paid),  such  further  notes  will be consolidated  and  form  a  single  series with the  Notes.  If  the  Issuer  issues  any  such  further  notes pursuant to this Condition 14, references in these Terms and Conditions to "Notes" include such further notes, unless the context otherwise requires.

15.               CURRENCY  INDEMNITY

Any amount  received  or  recovered  by  any  Holder  in  a  currency  other  than  SGD  (whether  as  a  result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise) under the Notes will only constitute a discharge of the Issuer to the extent of the amount in SGD that such Holder is able to purchase with the amount so received or recovered in such other currency on the date of such receipt or recovery (or, if it is not practicable to purchase SGD with such amount on such date, on the first date on  which  it  is  practicable  to  do  so).  If  the  amount  of  SGD  that  such  Holder  is  able  to  purchase is less than the amount owed by the Issuer to such Holder under the Notes, the Issuer shall indemnify such Holder against any loss sustained by it as a result. In addition, the Issuer shall indemnify such Holder for the costs of making such purchase. For purposes of this Condition 15, it is sufficient for the relevant Holder to demonstrate that it would have suffered a loss had an actual purchase been made. The indemnities under this Condition 15 will (a) constitute a separate and independent  obligation  from  the  Issuer's  other  obligations  hereunder,  (b) give rise  to  a  separate and independent cause of action, (c) apply irrespective of any indulgence granted by any Holder and (d) continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount  in  respect  of  any  amount  due  under  the  Notes  or  any  other  judgment  or  order.

16.               NO SET-OFF BY HOLDERS

Subject to  applicable  law,  each  Holder,  by  acceptance  of  any  direct  or  beneficial  interest  in  a  Note, agrees that it will not, and waives its right to, exercise, claim or plead any right of set-off, compensation or retention with respect to any amount owed to it by the Issuer in respect of, or arising in connection with, the Notes.

17.               NO  CONVERSION

Notwithstanding the  powers  of  the  FINMA  under  articles 25 et  seq.  of  the  FBA  or  pursuant  to  any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG, the Notes shall under no circumstances be converted into equity of  the  Issuer,  and  shall only absorb  losses  pursuant  to these Terms  and  Conditions.

18.               GOVERNING LAW AND JURISDICTION

(a)                  The  Notes  shall  be  governed  by  and  construed  in  accordance  with  the  laws  of  Switzerland.

(b)                  The courts of the Canton of Zurich (venue being the City of Zurich) shall have exclusive jurisdiction to  settle  any  disputes  that  may  arise  out  of  or  in  connection  with  the  Notes.